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Jafra Cosmetics International
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                                                                            NEWS

                                                       Contact:  Mike DiGregorio
                               Senior Vice President and Chief Financial Officer
                                              Jafra Cosmetics International Inc.
                                                                    805-449-3030

                                                                   Chris Tofalli
                                                     Broadgate Consultants, Inc.
                                                                    212-232-2226
For Immediate Release
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            Jafra Cosmetics Announces $275 Million Recapitalization
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WESTLAKE VILLAGE, Calif., April 23, 2003 - CDRJ Investments (Lux) S.A. and
subsidiaries, doing business as Jafra Cosmetics International ("Jafra"), a direct seller of personal care products, today announced a $275 million recapitalization. The transaction is expected to include the issuance by Jafra Cosmetics International, Inc. (Jafra US") and its Mexican affiliate, Distribuidora Comercial Jafra, S.A. de C.V. ("Jafra Distribution (Mexico)"), of an expected $175 million in unsecured interest-bearing senior subordinated notes due 2011 and the closing of new credit facilities for Jafra US and Jafra Distribution (Mexico), including a $60 million senior secured term debt facility and a $40 million senior secured revolving debt facility.

     Proceeds from the recapitalization will be used principally to repay all outstanding amounts under the current credit facility of Jafra US and Jafra Cosmetics International, S.A. de C.V. ("Jafra Mexico"), redeem the existing 11 3/4% Senior Subordinated Notes due 2008 of Jafra US and Jafra Mexico, and make a distribution to CDRJ Investments (Lux) S.A.'s equity holders, including Clayton, Dubilier & Rice Fund






                                     -more-
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 V, which owns approximately 84% of CDRJ Investments (Lux) S.A.'s outstanding shares on a fully diluted basis.

     The exact terms and timing of the offering will depend upon market conditions and other factors. The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

CAUTIONARY NOTE: The statements in this press release that relate to future plans, events or performances are forward-looking statements that involve risks and uncertainties. There can be no assurance that the recapitalization will be consummated. The Company undertakes no obligation to update any such forward-looking statements.

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